EXHIBIT 23.2
                           kpmg Moldova




To the Directors and Stockholders of
FPL Hancesti:


Consent of Independent Auditors


We consent to incorporation by reference in the registration statement No. 33-6867 on Form S-8 of Developed Technology Resources Inc. of our report dated April 30, 1999 relating to the balance sheets of FPL Hancesti as of December 31, 1997 and 1998 and the related statement of operations and cash flows for the year ended December 31, 1998, which report appears in the December 31, 1998 annual report on form 10-KSB of Developed Technology Resources Inc.

Our report, dated April 30, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses and has an accumulated deficit as at December 31, 1998. These matters, combined with the uncertainty due to the year 2000 issue and the current economic environment in Moldova, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ KPMG Moldova



Chisinau, Republic of Moldova
April 30, 1999